Exhibit 1(a)

Pricing Agreement

Underwriters named in Schedule I hereto

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10016

Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

J.P. Morgan Securities Inc.

270 Park Avenue

New York, NY 10017

May 24, 2005

Dear Sirs:

ARAMARK Services, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated May 24, 2005 (the “Underwriting Agreement”), between the Company and ARAMARK Corporation, a Delaware corporation (the “Guarantor”), on the one hand and Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

A supplement to the Prospectus, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us ten counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement among the Underwriters, the Company and the Guarantor. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement Among Underwriters, the form of which shall be submitted to the Company and the Guarantor for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

ARAMARK SERVICES, INC.

By:	/s/ Christopher Holland
Name:	Christopher Holland
Title:	Vice President and Treasurer

ARAMARK CORPORATION

By:	/s/ Christopher Holland
Name:	Christopher Holland
Title:	Vice President and Treasurer

Accepted as of the date hereof:

CITIGROUP GLOBAL MARKETS INC.

GOLDMAN, SACHS & CO.

J.P. MORGAN SECURITIES INC.

By:	CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Director

GOLDMAN, SACHS & CO.

/s/ Goldman, Sachs & Co. (Goldman, Sachs & Co.)

J.P. MORGAN SECURITIES INC.

By:	/s/ Stephen L. Sheiner
Name:	Stephen L. Sheiner
Title:	Vice President

2

SCHEDULE I

Underwriter	Principal Amount of Securities to be Purchased
Citigroup Global Markets Inc	$62,500,000
Goldman, Sachs & Co	62,500,000
J.P. Morgan Securities Inc	62,500,000
Daiwa Securities America Inc.	20,834,000
KBC Financial Products USA Inc.	20,833,000
PNC Capital Markets, Inc.	20,833,000

Total	$250,000,000

SCHEDULE II

Title of Designated Securities:

5.00% Notes due 2012

Aggregate principal amount:

$250,000,000

Price to Public:

99.988% of the principal amount of the Designated Securities, plus accrued interest, if any, from May 31, 2005.

Purchase Price by Underwriters:

99.363% of the principal amount of the Designated Securities, plus accrued interest, if any, from May 31, 2005.

Specified Funds for Payment of Purchase Price:

Immediately available funds

Indenture:

Indenture dated as of April 8, 2002, among the Company, the Guarantor and J.P. Morgan Trust Company, N. A., as Trustee

Guarantees:

The Designated Securities will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by the Guarantor.

Maturity:

June 1, 2012

Interest Rate:

5.00%

Interest Payment Dates:

June 1 and December 1, commencing on December 1, 2005

Redemption Provisions:

The Note will be redeemable, in whole or in part, at the option of the Company, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes then outstanding to be redeemed, or (ii) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest on the principal amount of the Note being redeemed to that redemption date.

“Adjusted Treasury Rate” means (i) the arithmetic mean of the yields under the heading “Week Ending” published in the Statistical Release most recently published prior to the date of determination under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed plus (ii) 0.20%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

“Business Day” means any day which is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies in New York City are authorized or obligated by law to close.

“Quotation Agent” means the Reference Treasury Dealer appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) the Company will substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the trustee after consultation with us.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Notes, then such other reasonably comparable index which shall be designated by the Company.

Sinking Fund Provisions:

The Designated Securities are not entitled to the benefit of any sinking fund.

Auditors:

The comfort letters shall be in the form of Schedule III hereto.

Time of Delivery:

May 31, 2005

Closing Location:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Names and addresses of Representatives:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10016

Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

J.P. Morgan Securities Inc.

270 Park Avenue

New York, NY 10017

Blackout Period:

Notwithstanding Section 5(e) of the Underwriting Agreement, during the period beginning from the date hereof and continuing to and including 30 days from the Time of Delivery for such Designated Securities, the Company and the Guarantor shall not offer, sell, contract to sell or otherwise dispose of any debt securities (other than debt securities both sold outside the U.S. and denominated in currencies other than U.S. dollars and other than loans under credit agreements) of the Company or the Guarantor which mature more than one year after the Time of Delivery and which are substantially similar to the Designated Securities, without your prior written consent.

Other Terms:

The Designated Securities will have such other terms as set forth in the Prospectus, dated April 8, 2002, as supplemented by the Prospectus Supplement, dated May 24, 2005, which is attached hereto.

SCHEDULE III

Form of KPMG LLP Comfort Letters

Pursuant to Section 7(d) of the Underwriting Agreement, KPMG LLP shall furnish a letter to the Underwriters to the effect that:

(i) They are independent public accountants with respect to the Guarantor and its subsidiaries within the meaning of the Act and the applicable published rules and regulations thereunder;

(ii) On the basis of performing the procedures described in SAS No. 100 Interim Financial Information, and on making inquiries of certain officials of the Guarantor and its subsidiaries who have responsibility for financial and accounting matters, nothing came to their attention that caused them to believe that the unaudited condensed consolidated statements of income, condensed consolidated balance sheets and condensed consolidated statements of cash flows included or incorporated by reference in the Prospectus as amended or supplemented or the Guarantor’s Quarterly Reports on Form 10-Q incorporated by reference in the Prospectus as amended or supplemented do not comply as to form in all material respects with the applicable accounting requirements of the Act or the Exchange Act as it applies to Form 10-Q, as applicable, and the related published rules and regulations thereunder, or are not in conformity with generally accepted accounting principles.

(iii) On the basis of inquiries of certain officials of the Guarantor who have responsibility for financial and accounting matters at May 25, 2005 (a) there was any change in the capital stock, increase in long-term debt or decrease in consolidated net current assets or stockholders’ equity of the Guarantor (greater than $10 million) as compared with amounts shown in the April 1, 2005 condensed consolidated balance sheet included or incorporated by reference in the Prospectus or elsewhere in the Registration Statement, or (b) for the period from April 1, 2005 to May 25, 2005, there were any decreases, as compared to the corresponding period in the preceding year, in consolidated sales or in total or per share amounts of income before extraordinary items or of net income;

(iv) They have carried out certain specified procedures, all of which have been agreed to by the Representatives, performed for the purpose of comparing specified financial information (which is limited to financial information derived from general accounting records of the Guarantor) appearing in the Prospectus or Registration Statement with amounts in the financial statements.